Exhibit 10.1

[Avon Products, Inc. letterhead]

Personal & Confidential

September 16, 2009

Ms. Elizabeth A. Smith

[home address]

Dear Liz:

This letter describes the terms and conditions of your active employment with Avon Products, Inc. (the “Avon” or the “Company”) and confirms the arrangements relating to your transition from the Company. It supersedes your offer letter dated November 1, 2004 and its amendment dated November 7, 2008 (together, the “Original Agreement”).

1. Separation Date. On October 30, 2009, you will relinquish your position as President of the Company and you will leave employment of the Company on that date (the “Separation Date”) to pursue other interests and leadership opportunities. At that time, you will receive a payment for any earned, but unused, vacation benefits through the Separation Date. The remaining provisions of this letter, including the benefits provided to you under Paragraphs 2 through 9 below, are conditioned upon your complying with the terms of this letter.

If you voluntarily terminate employment prior to the Separation Date or are terminated by Avon for “Cause” before the Separation Date, this letter will become null and void and the terms of your offer letter, as amended, will govern. For purposes of this letter agreement, a termination for “Cause” shall have the meaning of the Original Agreement. Any other type of termination of employment (e.g., disability, termination not for “Cause”, etc.) will not void the terms of this letter. After the Separation Date, you will remain on Avon’s payroll, as set forth and subject to the conditions below, through the expiration of the Continuation Period (as defined below).

2. Separation Payments. Because you will be a “specified employee” on your Separation Date, your salary continuation payments are subject to certain limitations under Internal Revenue Code Section 409A (hereinafter called “409A”). To comply with 409A, you will receive: (a) in May 2010, a lump sum payment equal to six months of your base salary, less any and all required taxes and other withholdings; and (b) beginning on the first payroll period which begins on or after May 1, 2010 and continuing until the final payroll period which ends immediately on or before October 29, 2011 (the “Payment Period”), salary continuation payments equal to 18 months of your base salary, payable in equal bi-weekly installments, less any and all required taxes and other withholdings. The period from your Separation Date through October 29, 2011 is your Continuation Period. The aggregate amount of such lump sum amount and such salary continuation payments will be equivalent to two year’s base salary which for these purposes is $1,500,000.

You will not accrue any vacation days during the Continuation Period (defined as beginning on the day after the Separation Date and continuing through the expiration of the Payment Period) or thereafter.

3. Tax-Qualified Retirement Plans.

You will not be entitled to continue to participate in the Avon Personal Savings Account Plan (the “PSA”) after the Separation Date. You may elect to receive your PSA benefits at any time after your Separation Date.

You are 100% vested in your Avon Products, Inc. Personal Retirement Account Plan (“PRA”) benefit. You will be considered a terminated participant for purposes of the PRA at the end of the Continuation Period. You may elect the time and form of the PRA benefit payment at the end of the Continuation Period.

4. Restoration Plan. You are 100% vested in your Benefit Restoration Pension Plan of Avon Products, Inc. (the “Restoration Plan”) benefit. You will be considered a terminated participant on your Separation Date for purposes of the Restoration Plan and your benefit will be calculated in accordance with the terms of the Restoration Plan. Benefits under the Restoration Plan are normally payable during the month following the month of the participant’s Separation Date. However, because you will be a “specified employee” on your Separation Date, your Restoration Plan payment will be delayed until May 2010. You have already elected the form of the Restoration Plan payment.

5. EIP Annual Incentive Program Awards. You will be eligible for a 2009 Annual Incentive Program award under the Avon Products, Inc. 2008-2012 Executive Incentive Plan (the “2009 EIP Annual Award”). The 2009 EIP Annual Award, if any, will be based on actual performance and will be prorated for your period of service through October 30, 2009. Any such 2009 EIP Annual Award will be paid to you in 2010 at the same time the 2009 EIP Annual Award is payable to all participants. You will not be permitted to defer the 2009 EIP Annual Award into the Avon Products, Inc. Deferred Compensation Plan (the “DCP”). You will not be eligible for a 2010 or 2011 EIP Annual Award.

6. EIP Long-Term Incentive Program Awards. You will be eligible for a 2008-2010 EIP Long-Term Incentive Program award under the Avon Products, Inc. 2008-2012 Executive Incentive Plan (“2008-2010 EIP Long-Term Incentive Award”). The 2008-2010 EIP Long-Term Incentive Award, if any, will be based upon actual performance and will be prorated for your period of service through October 30, 2009. Any such 2008-2010 EIP Long-Term Incentive Award will be paid to you in 2011 at the same time the 2008-2010 EIP Long-Term Incentive Award is payable to all participants. You will not be permitted to defer the 2008-2010 EIP Long-Term Incentive Award into the DCP.

You will not be eligible to participate in any other future performance plans established on or after the date of this letter under the Avon Products, Inc. 2008-2012 Executive Incentive Plan or under any other plan and you hereby waive any such right that you may have to participate in any other future performance plans established on or after the date of this letter.

7. Participation in Deferred Compensation Plan. As a participant in DCP, distributions under the DCP will be made in accordance with the terms of the DCP. After the Separation Date, you will no longer be eligible to defer any compensation into the DCP and you waive any right to participate therein.

8. Stock Options and Restricted Stock Units.

Prior to your scheduled Separation Date, your outstanding stock options and outstanding restricted stock units will continue to vest according to the terms of the applicable stock option agreement(s) and restricted stock unit agreement(s), respectively, and all other aspects of your stock options and restricted stock units will continue to be governed by the applicable stock option agreement(s) and restricted stock unit agreement(s), respectively.

Your performance-based restricted stock units granted in 2007 will be vested on a pro-rata basis as of your Separation Date and will be payable, if at all, in March 2010, assuming the performance goals have been achieved.

During your Continuation Period, your stock options will continue to vest in accordance with the stock option agreements. In accordance with your stock option agreements, you will have 90 days after the end of the Continuation Period to exercise your vested options before they expire.

Notwithstanding the preceding paragraph, in exchange for an extended non-solicitation/no-hire and non-competition period (collectively, the “Non-Competition Period” as defined in Paragraph 11(f)) through April 30, 2012, on the last day of the Continuation Period (October 29, 2011), 195,745 stock options (approximately 88% of your 2009 stock option grant) will be vested. You will have 90 days after the end of the Continuation Period to exercise your vested options before they expire.

9. Welfare Benefits and Perquisites.

(a) Your participation in the Short-Term and Long-Term Disability plans and the Flexible Spending Accounts will cease following your last day of active employment (except that you may continue to participate for the remainder of the calendar year in the Health Care Flexible Spending Account in accordance with the federal law known as COBRA and assuming you satisfy the requirements of COBRA). You will receive separate paperwork required to elect COBRA continuation coverage for the Health Care Flexible Spending Account.

(b) Provided that you are a participant in such plans as of the Separation Date, you will be eligible to: (i) continue to participate in the Supplemental Life Plan of Avon Products, Inc. and Avon’s group life insurance program through the end of the Continuation Period; (ii) participate in the Company’s Medical Plan on an after-tax basis, subject to the limitations in the final sentence of this paragraph, at the contribution levels previously selected through the end of the Continuation Period; (iii) receive your transportation allowance through January 29, 2010, (iv) receive your personal auto insurance coverage through January 29, 2010; (v) receive an Executive Health Plan exam no later than December 31, 2009, assuming you have not received your exam by your Separation Date; (vi) receive financial planning and tax preparation services through December 31, 2011; and (vii) receive twelve months of outplacement services, with an additional twelve months available in one month extensions; provided that (x) to the extent that any such benefit is provided via reimbursement to you, no such reimbursement will be made by the Company later than the end of the year following the year in which the underlying expense is incurred, (y) any such benefit provided by the Company in any year will not be affected by the amount of any such benefit provided by the Company in any other year except for any maximum lifetime benefit under the Medical Plan, and (z) under no circumstances will you be permitted to liquidate or exchange any such benefit for cash or any other benefit. Any payment or reimbursement to you for the benefits set forth in this Paragraph shall not be made before May 2010.

In the event that, during the Continuation Period, you should become employed by another employer and are provided with medical and/or dental insurance coverage, you may either drop your Avon coverage or continue your coverage under both plans. Under the second alternative, your coverage will be coordinated between the two plans, with your new employer’s plan serving as the primary payer. Employment with another company, however, will not cause any change in your continued entitlement to salary continuation and continued life insurance coverage. In the event that your health insurance coverage ceases during the Continuation Period due to a “qualifying event,” or due to the expiration of the Continuation Period, you will then be entitled to elect continued coverage under COBRA at your own expense, assuming you satisfy the requirements of COBRA.

The American Recovery and Reinvestment Act of 2009 (“ARRA”) provides a 65% COBRA premium subsidy for up to nine months for Avon employees who are involuntarily terminated between September 1, 2008 and December 31, 2009 and who lose health coverage from Avon during that period, and who meet certain other conditions set forth in ARRA and related IRS guidance. At Avon, COBRA generally begins after the end of the Continuation Period because, during the Continuation Period, employees may continue to receive Avon-subsidized health coverage. If the Continuation Period ends before January 1, 2010, you may be eligible to receive this subsidy. At the time your COBRA paperwork is sent to you, you will receive information about this subsidy.

(d) Any continued participation in Avon’s employee benefit plans (including the plans listed in this Paragraph 9) will be in accordance with the provisions of the relevant plan documents, including any amendments to those plans that may be enacted from time to time, and any applicable elections that you may have on file with Avon. Nothing in this letter is intended to limit Avon’s right to amend, modify or terminate any or all of its employee benefit plans and programs.

10. E-mail and Voicemail. Your e-mail and voicemail will be discontinued as of the Separation Date.

11. Your Obligations to Avon. In consideration of and as a condition to your receiving the benefits being provided to you hereunder, you agree to the following provisions.

(a) Effectiveness of Our Agreement and Your Continued Service Obligation. You will not be entitled to receive the benefits set forth in this letter unless you have signed and delivered to me this letter which includes a general release and this document has become effective (the “Effective Date”).

(b) Non-Disclosure of Information. You will not knowingly use or disclose, directly or through persons interposed, without Avon’s written consent (which may only be provided by the Chief Executive Officer of Avon), as and from this date, and at any time, any secret, confidential, or proprietary information or knowledge relating to Avon or any of its affiliated companies, and their respective businesses, agents, and independent sales representatives, that you obtained during or as a result of your employment at Avon, such as, but not limited to, financial information and projections, marketing information and plans, product formulations and production methods, intellectual property and trade secrets, data, know-how or knowledge relating to customers, independent sales representatives, sales, market development programs, plans or employees, and other types of information not generally available to the public.

(c) Non-Disparagement. You will not knowingly take any action or make any statement, whether written or oral, whether in public or private, that disparages or defames the goodwill or reputation of Avon, its associated companies, or their directors, officers, and employees.

(d) Confidentiality of Our Agreement. You will not disclose the terms and conditions of this letter to anyone, except as required by law or to your immediate family, financial and tax advisors, and legal counsel after securing their similar commitment of strict confidentiality, provided that you may share with a prospective employer the provisions of paragraphs (b) through (i) in order to promote compliance therewith.

(e) No-Hire and Non-Solicitation. You will not, without Avon’s prior written consent (which may only be provided by the Chief Executive Officer of Avon), effective immediately and continuing for the duration of the Non-Competition Period (defined in Paragraph 11(f) below), directly or indirectly, hire or solicit for hire, or aid in such solicitation of, whether as an employee or an independent contractor, any employee of Avon or an affiliated company, including any solicitation of an employee to leave his or her Avon employment to work for any other employer.

(f) Non-Competition. Notwithstanding anything else in this agreement, you will not during the Non-Competition Period (defined herein), without Avon’s prior written consent (which may only be provided by the Chief Executive Officer of Avon), effective immediately and continuing through the end of the Non-Competition Period, directly or indirectly, accept employment with, act as a consultant or independent contractor to, or otherwise provide services to any direct selling business or any cosmetics business (collectively, “Restricted Businesses”). Restricted Businesses include, without limitation, Amway Corporation / Alticor Inc., O Boticário, Ebel International / Belcorp Corporation, De Millus, S.A., Faberlic, Forever Living Products, LLC USA, Herbalife Ltd., Hermès, Lady Racine / LR-International Cosmetic and

Marketing GmbH, Mary Kay Cosmetics, Inc., Natura Cosmetics S.A., Mistine / Better Way (Thailand) Co. Ltd., Neways International, Newcup International, NuSkin Enterprises, Inc., Oriflame Cosmetics S.A., Revlon, Inc., The Body Shop International PLC, Shaklee Corporation, Tupperware Corporation, the Unilever Group (N.V. and PLC), L’Oréal Group / Cosmair, Inc., The Estée Lauder Companies Inc., The Procter & Gamble Company, Reckitt Benckiser PLC, Gryphon Development / Limited Brands, Inc., Victory Corporation PLC (Virgin Vie, The Virgin Cosmetics Company, Virgin Ware), Vorwerk & Co. KG / Jafra Worldwide Holdings (Lux) S.àR.L., Inc., Yanbal International (Yanbal, Unique), or any of their affiliates. As set forth more fully in Paragraph 16 below, no geographic limitation on this restriction is appropriate, and such a limitation would be counter to the protections that Avon is seeking to obtain by agreeing to provide you with the benefits set forth in this letter. For purposes of this agreement, the Non-Competition Period begins on the Separation Date and continues through April 30, 2012.

(g) Cooperation. By signing this letter you are agreeing that you may be reasonably be requested from time to time by Avon: (i) to advise and consult on matters within or related to your expertise and knowledge in connection with the business of Avon, (ii) to make yourself available to Avon to respond to requests for information concerning matters involving facts or events relating to Avon, and (iii) to assist with pending and future litigation, investigations, arbitrations, and/or other dispute resolution matters. If you provide such consultation during the Continuation Period, Avon will only reimburse you for reasonable related out-of-pocket expenses. If you provide such consultation after the Continuation Period ends, you shall be paid at your current salary rate for time expended by you at Avon’s request on such matters, and shall also receive reimbursement for reasonable out-of-pocket expenses incurred in connection with such assistance. You understand that, with respect to any consultation services provided by you under this paragraph, you will not be credited with any compensation, service or age credit for purposes of eligibility, vesting, or benefit accrual under any employee benefit plan of Avon, unless such employee benefit plan specifically provides for such credit. Avon will make its best efforts to structure any request for your advice and assistance hereunder so as not to interfere with your future employment or board service.

(h) Forfeiture of Benefits. By signing this letter, you acknowledge that you understand that violations of any of the covenants contained in this letter are material and that any violations may result in a forfeiture, at Avon’s sole discretion, of your benefits and payments under this letter (including salary continuation, whether or not already paid), but do not relieve you of your continuing obligations under this letter.

(i) Equitable Relief. You agree that Avon’s remedies at law for any breach by you of the preceding covenants will be inadequate and that Avon will also have the right to obtain immediate injunctive relief so as to prevent any continued breach of any of these covenants, in addition to any other available legal remedies. It is understood that any remedy available at law or in equity shall be available to Avon should the preceding covenants be breached.

12. Return of Company Property. On your last day of active employment, you agree to promptly deliver to Avon, and not keep in your possession, duplicate, or deliver to any other person or entity, any and all property which belongs to Avon or any of its affiliated companies, including, without limitation, automobiles, computer hardware and software, palm pilots, pagers, cell phones, other electronic equipment, keys, credit cards, identification cards, records, data, and other documents and information, including any and all copies of the foregoing. Notwithstanding the above, Avon will make its best efforts to allow you to retain your Blackberry device and the telephone number currently assigned thereto.

13. Non-Disparagement. Avon will take reasonable steps to cause its officers to refrain from disparaging your reputation.

14. Entire Agreement; Amendments. You acknowledge that the only consideration for your execution of this letter is expressly stated in this document. All other promises or agreements of any kind that have been made by or between the parties or by any other person or entity whatsoever are superseded by this letter including your offer letter agreement dated November 1, 2004 and its amendment dated November 7, 2008 . You agree that this letter may not be changed orally or by email, but only by a mutually signed, written agreement. Notwithstanding the foregoing or any other provision of this letter, this letter will not supersede, or otherwise derogate from, any restrictive covenant or other obligation that you may have under any equity award granted to you by Avon or in any Avon benefit plan in which you participate (for example, obligations with respect to competition and confidentiality assumed by you in connection with your stock option awards).

15. Internal Revenue Code Section 409A. In the event that amendments to this letter are necessary in order to comply with current or future guidance or interpretations under 409A, including amendments necessary to ensure that your compensation will not be subject to 409A, you and the Company will discuss and seek to agree to such amendments, on a prospective and/or retroactive basis, as may be necessary or desirable to comply with 409A.

16. Severability; Judicial Modification. You agree that the provisions of this letter agreement are severable. If a provision or any part of a provision is held to be invalid under any law or ruling, the remaining parts of the provision will remain valid and in force to the extent allowed by law. All of the remaining provisions of this letter agreement will remain in full force and effect and be enforceable. If any restriction contained in this letter agreement is held to be excessively broad as to duration, activity, or scope, then that restriction will be construed or judicially modified so as to be limited or reduced to the extent required to be enforceable under applicable law.

17. Voluntary Nature of Your Agreement; Right to Consult with Counsel. You are not required to accept and agree to this letter. Any election to do so by you is completely voluntary. By signing this letter, you warrant and represent that you have read this entire letter agreement, that you have had an opportunity to consult fully with an attorney, and that you fully understand the meaning and intent of this letter agreement. Further, you knowingly and voluntarily, of your own free will, without any duress, being fully informed, and after due deliberation, accept its terms and sign below as your own free act. You understand that as a result of executing this letter agreement, you will not have the right to assert that Avon or any other Avon Released Party (as defined in Paragraph 23 below) unlawfully terminated your employment or violated any of your rights in connection with your employment.

18. Governing Law; Jurisdiction. You agree that this letter will be governed by and construed in accordance with the laws of the State of New York, without regard to its conflict of laws principles. Any action at law or in equity for the enforcement of this letter, by either party, other than an action by the Company to enforce the restrictions contained in Paragraph 11 above, shall be instituted only in state or federal court having proper jurisdiction located within the State of New York, County of New York. An action by the Company to enforce the restrictions contained in Paragraph 11 above may be brought within any court in the State of New York, County of New York, or in any other court having proper jurisdiction.

19. No Waiver. No waiver by either of the parties hereto of a breach of or a default under any of the provisions of this letter shall thereafter be construed as a waiver of any subsequent breach or default of a similar nature. The failure of either of the parties, on one or more occasions, to enforce any of the provisions of this letter or to exercise any right or privilege hereunder shall not be construed as a waiver of any such provisions, rights, or privileges hereunder, or a waiver of any subsequent breach or default of a similar nature.

20. Death. In the event of your death after the date of this letter agreement, the remaining unpaid payments will continue to be paid to your spouse or other beneficiary, as designated in writing to us, as if you had not died. Your benefits will be governed by the relevant benefit plans in which participate.

21. Counterparts. This letter may be executed in two or more counterparts, each of which shall be an original and all of which shall be deemed to constitute one and the same instrument.

22. Successors.

(a) This letter agreement is personal to you, and without written prior consent of Avon, shall not be assignable by you otherwise than by will or the laws of descent and distribution. This letter agreement shall inure to the benefit of and be enforceable by your legal representatives.

(b) This letter agreement shall inure to the benefit of and be binding upon Avon and its successors. Avon shall require any successor to all or substantially all of its business and/or assets, whether direct or indirect, by purchase, merger, consolidation, acquisition of stock, or otherwise, by an agreement in form and substance satisfactory to you, expressly to assume in writing and agree to perform this letter agreement in the same manner and to the same extent as Avon would be required to perform if no such succession had taken place.

23. General Release. In consideration of the benefits being provided to you under this letter agreement, you agree, on behalf of yourself and your heirs, executors, administrators, and assigns, to forever release, dismiss, and discharge (except as provided by the terms and conditions of this Agreement) Avon and its affiliated companies and their respective current and former officers, directors, associates, employees, agents, employee benefit plans, employee benefit plan fiduciaries, employee benefit plan trustees, shareholders, and assigns, each and all of them in every capacity, personal and representative (collectively referred to as the “Avon Released Parties”), from any and all actions, causes of action, claims, demands, judgments, charges, contracts, obligations, debts, and liabilities of whatever nature (“Claims”), that you and your heirs, executors, administrators, and assigns have or may hereafter have against the Avon Released Parties or any of them arising out of or by reason of any cause, matter, or thing whatsoever from the beginning of the world to the date hereof, including, without limitation, Claims arising from your employment relationship with Avon and the termination of such relationship, and all Claims arising under any federal, state, or local statute, rule, or regulation, or principle of contract law or common law, any breach of contract, wrongful discharge, tort, breach of common-law duty, breach of fiduciary duty and violation of laws prohibiting any form of employment discrimination or other unlawful employment practice, including without limitation: the Worker Adjustment and Retraining Notification Act of 1988, as amended, 29 U.S.C. §§ 2101 et seq.; Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. §§ 2000e et seq.; the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. §§ 621 et seq. (the “ADEA”); the Americans with Disabilities Act of 1990, as amended, 42 U.S.C. §§ 12101 et seq.; the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. §§ 1001 et seq.; the Family and Medical Leave Act of 1993, as amended, 29 U.S.C. §§ 2601 et seq.; the Genetic Information Nondiscrimination Act of 2008, as amended, 42 U.S.C. §§ 2000ff et seq.; the National Labor Relations Act of 1935, as amended, 29

U.S.C. §§ 151 et seq.; the New York Human Rights Law, as amended; N.Y. Exec. Law §§ 290 et seq.; the New York City Human Rights Law, as amended, N.Y.C. Admin. Code §§ 8-101 et seq.; the New York State Worker Adjustment and Retraining Notification Act, as amended, N.Y. Labor Law §§ 860 et seq.; and any other federal, state, or local statute, rule, or regulation; provided that (a) you do not release or discharge the Avon Released Parties (i) from any Claims arising after the date on which you execute this letter agreement, and (ii) from any claims for a breach by Avon of its obligations under this letter agreement; and (b) you retain any rights to indemnification under Avon’s by-laws or any indemnification agreement currently in effect for the benefit of Avon officers, or rights under any Avon insurance providing liability coverage to officers. It is understood that nothing in this letter agreement is to be construed as an admission on behalf of the Avon Released Parties of any wrongdoing with respect to you, any such wrongdoing being expressly denied. It is further understood that nothing in this general release shall preclude or prevent you from challenging the validity of this general release solely with respect to your waiver of any Claims arising under the ADEA on or before the date on which you execute this Agreement.

It is also understood that this general release does not release the Avon employee benefit plans from any claims for vested benefits that you have under the terms of any of Avon’s employee benefit plans applicable to you. You represent and warrant that you have not filed any complaint, charge, claim, or proceeding against any of the Avon Released Parties before any federal, state, or local agency, court, or other body relating to your employment and the cessation thereof. You further agree that, if you or any other person files an action, complaint, charge, claim, or proceeding against any of the Avon Released Parties, you will not seek or accept any monetary relief in such action, complaint, charge, claim, or proceeding.

*    *    *    *    *    *

You understand that the present offer is made without prejudice and is conditional upon its unqualified acceptance and the execution and delivery by you of this letter agreement, which includes a confidentiality agreement regarding confidential information obtained while you were in the employ of Avon.

If you do not sign this letter and return it to Avon within 21 days of the date on which you receive this letter, then this offer will automatically be considered withdrawn and void and you will not be entitled to any benefits hereunder. If you sign and return this letter and the attached general release within this 21-day time period, then you will have seven days immediately thereafter to revoke your decision by delivering written notice of revocation to the Chief Executive Officer of Avon. If you do not revoke your decision during that seven-day period, then this letter will become binding and effective on the eighth day.

Your signature below signifies your voluntary acceptance of the terms of this letter and your election to receive benefits hereunder. Please sign and date both copies of this letter which includes a general release, returning one copy to Avon and retaining the other copy for your records. If you elect not to accept this offer, please notify me, in writing, as soon as practicable of your decision.

We thank you for your contributions to Avon, and wish you success with your future endeavors.

Sincerely,

Avon Products, Inc.

By:	/s/ Lucien Alziari
Lucien Alziari
Senior Vice President, Global Human Resources

Cc:	Kim Rucker, Senior Vice President, General Counsel & Corporate Secretary

Accepted and agreed to:

/s/ Elizabeth A. Smith	Date:	9/16/09
Elizabeth A. Smith

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